Filed Pursuant to Rule 424(b)(3)

Registration Number 333-127708

PROSPECTUS SUPPLEMENT No. 1

(To Prospectus dated September 2, 2005)

6,400,002 Shares

GTC Biotherapeutics, Inc.

Common Stock

This document supplements the prospectus dated September 2, 2005, or the Initial Prospectus, relating to the resales, from time to time, of up to 6,400,002 shares of common stock of GTC Biotherapeutics, Inc., $0.01 par value per share, by the selling stockholders in the Initial Prospectus. You should read this prospectus supplement together with the Initial Prospectus.

The information set forth below under the heading “Selling Stockholders” updates and modifies the applicable information set forth under the corresponding section in the Initial Prospectus. It reflects the transfer by a Selling Stockholder of warrants, a portion of which are exercisable into shares of common stock registered for resale by, and included in, the Initial Prospectus. The information also revises the “Shares Beneficially Owned Prior to Offering” information for the Selling Stockholders to include the shares being offered for resale pursuant to the Initial Prospectus and this prospectus supplement. NO NEW ADDITIONAL SHARES ARE BEING REGISTERED BY THIS PROSPECTUS SUPPLEMENT.

Unless otherwise indicated, the following table is prepared to reflect ownership as of August 12, 2005 and is solely based on the information supplied to us by the listed Selling Stockholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC and we have not independently verified this information. The applicable percentages of beneficial ownership are based on an aggregate of 51,462,826 shares of our common stock issued and outstanding as of August 12, 2005. To the extent that a Selling Stockholder is listed in this prospectus supplement and in the Initial Prospectus, the information set forth below regarding the Selling Stockholder updates and amends the information in the Initial Prospectus.

SELLING STOCKHOLDERS

	Shares Beneficially Owned Prior To Offering			Number of Shares Being	Shares Beneficially Owned After Offering (1)
Selling Stockholder	Number		Percent	Offered	Number	Percent
Smithfield Fiduciary LLC	1,549,020	(2)	3.0%	1,500,001	49,019	*
Omicron Master Trust	296,737	(3)	*	273,293	23,444	*
Rockmore Investment Master Fund Ltd.	1,801,576	(4)	3.5%	126,707	1,674,869	3.3%
Cranshire Capital, L.P.	1,500,000	(5)	2.9%	1,500,000	0	*
Iroquois Master Fund Ltd.	1,200,000	(6)	2.3%	1,200,000	0	*
Bristol Investment Fund, Ltd.	400,000	(7)	*	400,000	0	*
Bluegrass Growth Fund, LP	400,000	(8)	*	400,000	0	*

*	Less than 1.0%.

(1)	We do not know when or in what amounts the Selling Stockholders will offer shares for sale, if at all. The Selling Stockholders may sell any or all of the shares included in and offered by this prospectus. Because each Selling Stockholder may offer all or some of the shares pursuant to this offering, we cannot estimate the number of shares that will be held by each Selling Stockholder after completion of the offering. However, for purposes of this table, we have assumed that after completion of the offering, none of the shares included in and covered by this prospectus supplement will be held by the Selling Stockholders.

(2)	Includes 49,019 shares of common stock issuable upon the exercise of warrants not covered by this registration statement and 428,572 warrants to purchase common stock, which are exercisable on or after February 10, 2006 and are covered by this registration statement. Highbridge Capital Management, LLC is the trading manager of Smithfield Fiduciary LLC and consequently has voting control and investment discretion over securities held by Smithfield. Glen Dubin and Henry Swieca control Highbridge. Each of Highbridge, Glenn Dubin and Henry Swieca disclaims beneficial ownership of the securities held by Smithfield.

(3)	Reflects ownership as of December 11, 2006. Includes 23,344 shares of common stock issuable upon the exercise of warrants not covered by this registration statement and 273,293 warrants to purchase common stock, which are exercisable on or after February 10, 2006 and are covered by this registration statement. Omicron Capital, L.P., a Delaware limited partnership (“Omicron Capital”), serves as investment manager to Omicron Master Trust, a trust formed under the laws of Bermuda (“Omicron”), Omicron Capital, Inc., a Delaware corporation (“OCI”), serves as general partner of Omicron Capital, and Winchester Global Trust Company Limited (“Winchester”) serves as the trustee of Omicron. By reason of such relationships, Omicron Capital and OCI may be deemed to share dispositive power over the shares of our common stock owned by Omicron, and Winchester may be deemed to share voting and dispositive power over the shares of our common stock owned by Omicron. Omicron Capital, OCI and Winchester disclaim beneficial ownership of such shares of our common stock. As of the date of this prospectus supplement, Mr. Olivier H. Morali, an officer of OCI, and Mr. Bruce T. Bernstein, a consultant to OCI, have delegated authority from the board of directors of OCI regarding the portfolio management decisions of Omicron Capital with respect to the shares of common stock owned by Omicron. By reason of such delegated authority, Messrs. Morali and Bernstein may be deemed to share dispositive power over the shares of our common stock owned by Omicron. Messrs. Morali and Bernstein disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such delegated authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock being offered by Omicron, as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Omicron and Winchester are not “affiliates” of one another, as that term is used for purposes of the Exchange Act or of any other person named in this prospectus as a selling stockholder. No person or “group” (as that term is used in Section 13(d) of the Exchange Act, or the SEC’s Regulation 13D-G) controls Omicron and Winchester.

(4)

Reflects ownership as of December 11, 2006. Includes 10,869 shares of common stock issuable upon the exercise of warrants not covered by this registration statement and 126,707 shares underlying vested warrants to purchase common stock, which are exerciseable on or after February 10, 2006 and are covered by this registration statement. Rockmore Capital, LLC (“Rockmore Capital”) and Rockmore Partners, LLC (“Rockmore Partners”), each a limited liability company formed under the laws of the State of Delaware, serve as the investment manager and general partner, respectively, to Rockmore Investments (US) LP, a Delaware limited partnership, which invests all of its assets through Rockmore Investment Master Fund Ltd., an exempted company formed under the laws of Bermuda (“Rockmore Master Fund”). By reason of such relationships, Rockmore Capital and Rockmore Partners may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Rockmore Capital and Rockmore Partners disclaim beneficial ownership of such shares of our common stock. Rockmore Partners has delegated authority to Rockmore Capital regarding portfolio management decisions with respect to shares of common stock owned by Rockmore Master Fund and, as of the date of this prospectus supplement, Mr. Bruce T. Bernstein and Mr. Brian Daly, as officers of Rockmore Capital, are responsible for the portfolio management decisions of the shares of common stock owned by Rockmore Master Fund. By reason of such authority, Messrs. Bernstein and Daly may be deemed to share dispositive power over the shares of our common stock owned by Rockmore Master Fund. Messrs. Bernstein and Daly disclaim beneficial ownership of such shares of our common stock and neither of such persons has any legal right to maintain such authority. No other person has sole or shared voting or dispositive power with respect to the shares of our common stock as those terms are used for purposes under Regulation 13D-G of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). No person or “group” (as that term is used in Section 13(d) of the Exchange Act, or the SEC’s Regulation 13D-G) controls Rockmore Master Fund.

(5)	Includes 428,572 warrants to purchase common stock, which are exercisable on or after February 10, 2006. Downsview Capital, Inc. is the general partner of Cranshire Capital, L.P. Mitchell P. Kopin is the president of Downsview Capital, Inc., and as such has sole authority to vote and dispose of the securities held by Cranshire Capital, L.P. Each of Downsview Capital, Inc. and Mitchell P. Kopin disclaims beneficial ownership of the shares held by Cranshire Capital, L.P.

(6)	Includes 342,857 warrants to purchase common stock, which are exercisable on or after February 10, 2006. Mr. Joshua Silverman, who has voting and dispositive power with respect to shares held by Iroquois Master Fund Ltd. (“Iroquois”), disclaims beneficial ownership of the shares held by Iroquois.

(7)	Includes 114,286 warrants to purchase common stock, which are exercisable on or after February 10, 2006. Bristol Capital Advisors, LLC (“BCA”) is the investment advisor to Bristol Investment Fund, Ltd. (“Bristol”). Paul Kessler is the manager of BCA and a director of Bristol, and has authority to vote and dispose of the securities held by Bristol. Mr. Kessler disclaims beneficial ownership of these securities.

(8)	Includes 114,286 warrants to purchase common stock, which are exercisable on or after February 10, 2006. Bluegrass Growth Fund Partners, LLC is the general partner of Bluegrass Growth Fund LP. By virtue of such relationship, Bluegrass Growth Fund Partners, LLC may be deemed to have voting and dispositive power over the shares owned by Bluegrass Growth Fund LP. Bluegrass Growth Fund Partners, LLC disclaims beneficial ownership of such shares. Mr. Brian Shatz has delegated authority from the partners of Bluegrass Growth Fund Partners, LLC with respect to the shares of common stock owned by Bluegrass Growth Fund LP. Mr. Shatz may be deemed to have voting and dispositive power over the shares of common stock owned by Bluegrass Growth Fund LP. Mr. Shatz disclaims beneficial ownership of such shares of our common stock and has no legal right to maintain such delegated authority.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY REVIEW THE INFORMATION CONTAINED IN THE INITIAL PROSPECTUS UNDER THE HEADING “RISK FACTORS” BEGINNING ON PAGE 2 OF THE INITIAL PROSPECTUS, AS UPDATED BY OUR ANNUAL AND PERIODIC REPORTS.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Prospectus Supplement is February 6, 2007.